UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 2, 2015 (January 27, 2015)

____________________

National Instruments Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-25426	74-1871327
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11500 North MoPac Expressway
Austin, Texas 78759
(Address of principal executive offices, including zip code)

(512) 338-9119
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 27, 2015, the Compensation Committee of the Board of Directors of National Instruments Corporation (“NI”) approved a bonus arrangement for Eric Starkloff, NI’s Executive Vice President, Global Sales and Marketing.  Under this arrangement, Mr. Starkloff is eligible to receive a cash bonus of $12,500 per quarter if NI’s quarterly revenue equals 100% of the targeted amount for such quarter.  If NI’s revenue for a quarter is less than the targeted amount, the total bonus amount for that quarter will decrease provided that no bonus amount is payable for the quarter unless NI’s revenue for the quarter exceeds the minimum threshold amount for such quarter.  If NI’s revenue for a quarter exceeds the targeted amount for that quarter, the total bonus amount for the quarter will increase up to a maximum of $25,000 per quarter. NI is not disclosing the specific targets or threshold amounts with respect to such bonus arrangement at this time because such information represents confidential trade secrets or confidential commercial or financial information, the disclosure of which would cause NI competitive harm. The targeted revenue amounts were set to be a moderately difficult stretch goal, but not unachievable.  The actual amount of the bonus payments, if any, will be determined following the completion of each quarter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL INSTRUMENTS CORPORATION

By:	/s/ DAVID G. HUGLEY
David G. Hugley Vice President & General Counsel; Secretary

Date:  February 2, 2015